Exhibit (a.12)

FRONTIER FUNDS, INC.

CERTIFICATE OF CORRECTION

Frontier Funds, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The name of the business entity is “Frontier Funds, Inc.”

SECOND:  The title of the document being corrected is “Articles Supplementary.”

THIRD:  The name of the only party to the document being corrected is Frontier Funds, Inc.

FOURTH:  The document being corrected was filed with the State Department of Assessments and Taxation on March 24, 2016.

FIFTH:          (1)  ARTICLE FIRST in the document as previously filed reads as follows:

FIRST:  The Board of Directors of the Corporation on March 21, 2016, approved the classification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as Frontegra Growth Fund, as Institutional Class shares of the Frontier Silk Invest New Horizons Fund and Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as Frontegra Investment Grade Bond Fund, as Service Class shares of the Frontier Silk Invest New Horizons Fund.

(2)  ARTICLE FIRST in the document as corrected reads as follows:

FIRST:  The Board of Directors of the Corporation on March 21, 2016, approved the classification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as Frontegra Growth Fund, as Institutional Class shares of the Frontier Silk Invest New Horizons Fund and Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore classified as Service Class shares of Frontegra Columbus Core Fund, as Service Class shares of the Frontier Silk Invest New Horizons Fund.

IN WITNESS WHEREOF, Frontier Funds, Inc. has caused this Certificate of Correction to be signed as of the 4th day of December, 2018 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that this Certificate of Correction is the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of this Certificate of Correction are true in all material respects and that this statement is made under penalties of perjury.

Witness:	FRONTIER FUNDS, INC.

/s/ Elyce D. Dilworth	/s/ William D. Forsyth III
Elyce D. Dilworth	William D. Forsyth III
Treasurer	President